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                     August 22, 2022

       Glenn Fogel
       Chief Executive Officer and President
       Booking Holdings Inc.
       800 Connecticut Avenue
       Norwalk , Connecticut 06854

                                                        Re: Booking Holdings
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-36691

       Dear Mr. Fogel:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation